EXECUTION COPY





                              ACQUISITION AGREEMENT

                                  by and among

                                ZYGO CORPORATION,

                             SIGHT SYSTEMS, INC. and

                     THE SHAREHOLDERS OF SIGHT SYSTEMS, INC.

                                   dated as of

                                 August 19, 1997



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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
RECITALS ...................................................................  1

ARTICLE I.   DEFINITIONS....................................................  1

ARTICLE II.  ACQUISITION ...................................................  3

    Section 2.01.   Acquisition ............................................  3
    Section 2.02.   Status of Zygo Shares...................................  3
    Section 2.03.   Deliveries; Escrow......................................  3
    Section 2.04.   Closing.................................................  4

ARTICLE III. REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY..........  4

    Section 3.01.   Organization, Etc.......................................  4
    Section 3.02.   Other Company Interests.................................  4
    Section 3.03.   Capitalization..........................................  4
    Section 3.04.   Authorization...........................................  5
    Section 3.05.   No Violation............................................  5
    Section 3.06.   Approvals...............................................  5
    Section 3.07.   Financial Statements and Other Information..............  6
    Section 3.08.   No Undisclosed Liabilities..............................  7
    Section 3.09.   Corporate Action........................................  7
    Section 3.10.   Certain Events..........................................  7
    Section 3.11.   Taxes...................................................  8
    Section 3.12.   Litigation..............................................  9
    Section 3.13.   Compliance with Laws....................................  9
    Section 3.14.   Title to and Condition of Property......................  9
    Section 3.15.   Environmental Matters................................... 10
    Section 3.16.   Contracts............................................... 10
    Section 3.17.   Employee and Labor Matters and Plans.................... 11
    Section 3.18.   Insurance Policies...................................... 11
    Section 3.19.   Brokerage Fees.......................................... 12
    Section 3.20.   No Product Liabilities; Product Warranties.............. 12
    Section 3.21.   Suppliers and Customers................................. 12
    Section 3.22.   Intellectual Properties................................. 13
    Section 3.23.   Licenses................................................ 14
    Section 3.24.   Restrictive Documents and Territorial Restrictions...... 14
    Section 3.25.   Bank Accounts........................................... 14
    Section 3.26.   Accounting Matters...................................... 14
    Section 3.27.   No Misleading Statements................................ 14


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                                                                           Page
                                                                           ----
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.............. 15

    Section 4.01.   Authorization; Ownership of Company Shares.............. 15
    Section 4.02.   No Violation............................................ 15
    Section 4.03.   Approvals............................................... 16
    Section 4.04.   Securities Act Matters.................................. 16

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF ACQUIROR....................... 17

    Section 5.01.   Organization, Etc....................................... 17
    Section 5.02.   Capitalization.......................................... 17
    Section 5.03.   Authorization........................................... 17
    Section 5.04.   No Violation............................................ 18
    Section 5.05.   Approvals............................................... 18
    Section 5.06.   Commission Filings...................................... 18
    Section 5.07.   Financial Statement and Other Information............... 19
    Section 5.08.   Compliance with Laws.................................... 19
    Section 5.09.   Brokerage Fees.......................................... 19

ARTICLE VI. COVENANTS AND AGREEMENTS........................................ 20

    Section 6.01.   Confidentiality......................................... 20
    Section 6.02.   Public Announcements.................................... 20
    Section 6.03.   Certain Tax Matters..................................... 20
                    (a)  Sales and Transfer Taxes........................... 20
                    (b)  Tax Returns and Payment of Taxes for Periods
                         through the Closing Date........................... 20
                    (c)  Indemnification for Taxes.......................... 21
                    (d)  Tax Audits......................................... 22
                    (e)  Mutual Cooperation................................. 22

    Section 6.04.   Issuance of Options to Acquire Zygo Common Stock........ 23
    Section 6.05.   Benefits Arrangements................................... 23
    Section 6.06.   Pooling Affiliates' Letters............................. 23
    Section 6.07.   Further Assurances...................................... 23
    Section 6.08.   Opinions of the Company's Counsel....................... 24

ARTICLE VII. CONDITIONS OF CLOSING.......................................... 24

    Section 7.01.   Conditions to  All Parties' Obligations................. 24
                    (a)  Illegality or Legal Constraint..................... 24
                    (b)  Governmental Authorizations........................ 24
                    (c)  Escrow Agreement................................... 24
                    (d)  Registration Agreement............................. 24
                    (e)  Employment and Non-Compete Agreements.............. 24



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                                                                           Page
                                                                           ----
    Section 7.02.   Conditions to the Obligations of Acquiror to
                    Effect the Acquisition.................................. 24

                    (a)  Representations and Warranties Accurate............ 24
                    (b)  Performance by the Company and the Shareholders.... 25
                    (c)  Consents........................................... 25
                    (d)  Opinion of Counsel................................. 25
                    (e)  Proceedings; Receipt of Documents.................. 25
                    (f)  Due Diligence...................................... 25
                    (g)  No Material Adverse Effect......................... 25
                    (h)  Pooling Affiliate Letters.......................... 25
                    (i)  Pooling of Interests............................... 25
                    (j)  Fairness Opinion................................... 25
                    (k)  Supporting Documents............................... 26

    Section 7.03.   Conditions to the Obligations of the Company and
                    the Shareholders to Effect the Acquisition.............. 26

                    (a)  Representations and Warranties Accurate............ 26
                    (b)  Performance by Acquiror............................ 26
                    (c)  Proceedings........................................ 26
                    (d)  Opinion of Counsel................................. 26

ARTICLE VIII. INDEMNIFICATION............................................... 26

    Section 8.01.   Indemnification by the Shareholders..................... 26
                    (a)  Joint Indemnification.............................. 26
                    (b)  Several Indemnification............................ 27
    Section 8.02.   Indemnification by Acquiror............................. 27
    Section 8.03.   Limitations............................................. 27
    Section 8.04.   Notice and Defense of Claims............................ 28
    Section 8.05.   Non-Exclusive Remedy.................................... 28
    Section 8.06.   Survival of Representations and Warranties.............. 28
    Section 8.07.   Reimbursement........................................... 29
    Section 8.08.   Other Indemnification Provision......................... 30

ARTICLE IX. GENERAL PROVISIONS.............................................. 30

    Section 9.01.   Effect of Due Diligence................................. 30
    Section 9.02.   Expenses................................................ 30
    Section 9.03.   Successors and Assigns.................................. 30
    Section 9.04.   Entire Agreement........................................ 30
    Section 9.05.   Notices................................................. 31
    Section 9.06.   Applicable Law.......................................... 31
    Section 9.07.   No Third Party Beneficiaries............................ 31
    Section 9.08.   Amendments and Waivers.................................. 31
    Section 9.09.   Severability............................................ 31
    Section 9.10.   Construction............................................ 31
    Section 9.11.   Counterparts............................................ 32
    Section 9.12.   Headings................................................ 32

                                    EXHIBITS

Exhibit 6.06          Form of Pooling Affiliates' Letter
Exhibit 7.01(c)       Escrow Agreement
Exhibit 7.01(d)       Registration Agreement
Exhibit 7.01(e)(1)    Form of Employment and Non-Compete Agreement -- Grant
Exhibit 7.01(e)(2)    Form of Employment and Non-Compete Agreement -- Mahoney
Exhibit 7.01(e)(3)    Form of Employment and Non-Compete Agreement -- Chan
Exhibit 7.02(d)       Legal Opinion of Gee & Sunada
Exhibit 7.03(d)       Legal Opinion of Fulbright & Jaworski L.L.P.


                                    SCHEDULES

Schedule 1            Shareholders and Company Stock Information
Schedule 2            Company's Disclosure Schedule


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                              ACQUISITION AGREEMENT

     ACQUISITION AGREEMENT, dated as of August 19, 1997 (this "AGREEMENT"), by and among Sight Systems, Inc., a California corporation (the "COMPANY"), Zygo Corporation, a Delaware corporation ("ACQUIROR" or "ZYGO"), and the individuals listed on Schedule 1 hereto, constituting all the holders of capital stock of the Company (each, a "SHAREHOLDER" and collectively, the "SHAREHOLDERS").

                                    RECITALS

     WHEREAS, Acquiror desires to acquire, and the Shareholders and the Company desire that the Shareholders transfer, all of the issued and outstanding shares (the "COMPANY SHARES") of common stock, no par value per share, of the Company ("COMPANY STOCK"), owned by the Shareholders, in a transaction which is intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), all upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE I.

                                   DEFINITIONS

     In this Agreement the following words and phrases shall have the meanings hereinafter set forth:

     "Acquisition" shall mean the acquisition of the Company Shares pursuant to the terms of this Agreement.

     "Affiliate" or "affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. As used in this definition of "Affiliate", the term "control" and any derivatives thereof mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

     "Agreement" shall mean this Acquisition Agreement.

     "Business" shall mean the business conducted and contemplated to be conducted by the Company.

     "Escrow Agreement" shall mean that certain escrow agreement, dated as of the Closing Date, by and among Acquiror, the Shareholders, the Company and Continental Stock Transfer & Trust Company, as escrow agent, in the form of
Exhibit 7.01(c) hereto.

     "Governmental Entity" shall mean any court, administrative agency or commission or other federal, state or local government or governmental authority or instrumentality.

     "Hazardous Materials" shall mean any (a) toxic or hazardous materials or substances; (b) solid wastes, including asbestos, buried contaminants, chemicals, flammable or explosive materials; (c) radioactive materials; (d) petroleum wastes and spills or releases of petroleum products; and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Entity under any Environmental Law (as hereinafter defined).

     "Knowledge" shall mean, with respect to the Company, the actual present knowledge of any of the Shareholders or any officer of the Company, and with respect to Acquiror, the actual present knowledge of any executive officer of Acquiror.

     "Liens" shall mean all liens, charges, security interests, pledges, rights or claims of others, restraints on transfer or other encumbrances.

     "Material Adverse Effect" shall mean, with respect to any Person, a material adverse effect on the business, prospects, results of operations, financial condition or assets of such Person and its subsidiaries, if any, taken as a whole.

     "Person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Registration Agreement" shall mean that certain registration agreement, dated as of the Closing Date, by and among Acquiror and each of the Shareholders.

     "Regulatory Authority" shall mean any foreign, federal, state or local government or governmental authority the approval of which, or filing with, is legally required or permitted for consummation of the transactions contemplated by this Agreement.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Unregistered Shares" shall mean shares of stock issued in a transaction which has not been registered under the Securities Act.

     "Zygo Subsidiary" shall mean any corporation of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by Acquiror.

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                                   ARTICLE II.

                              ACQUISITION AND SALE

     Section 2.01. Acquisition and Sale. At the Closing (as hereinafter defined), upon the terms and subject to the conditions contained herein, each of the Shareholders shall sell, transfer and deliver to Acquiror the number of Company Shares indicated opposite his name on Schedule 1 hereto, and Acquiror shall purchase and acquire from each such Shareholder, all right, title and interest of such Shareholder in and to all of the Company Shares to be sold by such Shareholder (as indicated on Schedule 1 hereto), free and clear of all Liens, in consideration of the issuance by Acquiror to each of the Shareholders of the number of Unregistered Shares (collectively, the "ZYGO SHARES") of Common Stock, $.10 par value per share, of Acquiror ("ZYGO COMMON STOCK") indicated opposite his name on Schedule 1 hereto.

     Section 2.02. Status of Zygo Shares. The Zygo Shares being issued to the Shareholders at the Closing shall consist in their entirety, at the time of their issuance, of Unregistered Shares of Zygo Common Stock, pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. As promptly as practicable subsequent to the Closing, Acquiror will file with the Securities and Exchange Commission (the "COMMISSION") a registration statement covering the public resale of the Zygo Shares by the Shareholders and will use its reasonable good faith efforts to have such registration statement declared effective by the Commission as promptly as practicable thereafter, all in accordance with the terms of the Registration Agreement.

     Section 2.03. Deliveries; Escrow.

          (a) At the Closing, each Shareholder shall deliver to Acquiror certificate(s) representing the number of Company Shares indicated opposite his name on Schedule 1 hereto, in each case accompanied by stock power(s) duly executed in blank, with signatures appropriately notarized, and with all necessary stock transfer and other documentary stamps attached.

          (b) At the Closing, Acquiror shall (i) deposit with the Escrow Agent stock certificates representing 15,000 Zygo Shares (the "ESCROWED ZYGO SHARES") pursuant to the terms of the Escrow Agreement (which Escrowed Zygo Shares shall be deposited with the Escrow Agent on behalf of the Shareholders in the respective amounts indicated under the column heading "Escrowed Zygo Shares" on Schedule 1 hereto) and (ii) deliver to each of the Shareholders stock certificates representing the number of Zygo Shares indicated opposite such Shareholder's name on Schedule 1 hereto under the column heading "Net Zygo Shares Being Issued to the Shareholder at Closing." The Escrowed Shares shall serve as security for the indemnification obligations of the Shareholders as provided in Section 6.03(c) and Article VIII hereof.

     Section 2.04. Closing. The closing (the "CLOSING") of the Acquisition shall take place at the offices of Acquiror, Middlefield, Connecticut, as soon as practicable following the time all conditions to the respective obligations of the parties have been satisfied or waived. Each party hereto agrees to use its reasonable efforts to satisfy promptly the conditions to the obligations of the respective parties hereto in order to expedite the Closing. The date of the Closing is the "CLOSING DATE."

                                  ARTICLE III.

              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

     Except as set forth (by reference to the applicable Section of this Agreement) in the disclosure schedule delivered by the Company to Acquiror on the date hereof (the "DISCLOSURE SCHEDULE"), a copy of which is attached hereto as Schedule 2, the Company and each Shareholder hereby jointly and severally represent and warrant to Acquiror as follows:

     Section 3.01. Organization, Etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a Material Adverse Effect on the Company. All of the jurisdictions in which the Company is qualified or licensed to do business are set forth on the Disclosure Schedule. The Company has heretofore delivered to Acquiror true and correct copies of the Articles of Incorporation and By-laws of the Company as in effect on the date hereof.

     Section 3.02. Other Company Interests. The Company has no legal or beneficial equity interest, directly or indirectly, in any corporation, partnership, joint venture or other entity.

     Section 3.03. Capitalization. The authorized, issued and outstanding capital stock of the Company is as set forth on the Disclosure Schedule. All of the issued and outstanding shares of capital stock of the Company are owned of record by the Shareholders, in the respective amounts indicated on Schedule 1 hereto. The Company does not hold any shares in its own capital. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Company's Articles of Incorporation, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable and in accordance with all applicable corporate laws. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities and corporate laws. None of the outstanding securities has been issued in violation of any preemptive rights, rights of first refusal or similar rights. There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights or agreements or instruments or understandings of any character to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound, obligating the Company or any

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Shareholder to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of capital stock of the Company or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no outstanding obligations, contingent or other, of the Company or any Shareholder to purchase, redeem or otherwise acquire any shares of capital stock of the Company. Neither the Company nor any Shareholder is a party to any voting trust agreement or other contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to voting, dividend or other rights with respect to any of the capital stock of the Company.

     Section 3.04. Authorization. The Company has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby, to carry out its obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Company and its shareholders. Each of this Agreement and the other agreements contemplated hereby has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether enforceability is considered in equity or at law).

     Section 3.05. No Violation. The execution and delivery of this Agreement and each of the other agreements contemplated hereby by the Company does not, and the consummation by the Company of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Company's Articles of Incorporation or By-laws; (b) conflict with, or result in any violation of or default or loss of any benefit under, any License, grant, statute, law, rule or regulation, or any judgment, decree or order of any Governmental Entity to which the Company is a party or to which any of its property is subject; (c) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any agreement, contract, indenture or other instrument to which the Company is a party or to which any of its property is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of the Company; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any License.

     Section 3.06. Approvals. The execution and delivery of this Agreement and each of the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby by the Company will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which the Company is a party or to which any of its property is subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by the Company in connection with the execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation by the Company of the transactions contemplated hereby and thereby, or the performance by the Company of its obligations hereunder and thereunder.

     Section 3.07. Financial Statements and Other Information.

          (a) The Company has delivered to Acquiror true, correct and complete copies of the Company's unaudited balance sheet (the "BALANCE SHEET") as at June 30, 1997 (the "BALANCE SHEET DATE"), and unaudited balance sheets as at September 30, 1996, December 31, 1996 and March 31, 1997, and the related statement of income for each of the three month periods ended September 30, 1996, December 31, 1996, March 31, 1997 and June 30, 1997
     (all of such balance sheets and statements of income being referred to collectively as the "FINANCIAL STATEMENTS").

          (b) The Financial Statements are in accordance with the books and records of the Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby, and the balance sheets included therein present fairly as of their respective dates the financial condition of the Company. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements (or in notes, if any, to the Financial Statements) to the extent such liabilities were required, under generally accepted accounting principles, to be so disclosed. The liabilities on the Balance Sheet consist solely of accrued obligations and liabilities incurred by the Company in the ordinary course of its business to Persons which are not Affiliates of the Company. The statements of income included in the Financial Statements provided hereunder present fairly the results of operations of the Company for the periods indicated, and the notes, if any, included in the Financial Statements present fairly the information purported to be shown thereby.

          (c) Since the Balance Sheet Date there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Company, which has had or is reasonably likely to have a Material Adverse Effect on the Company.

          (d) All properties, investments, tangible assets and deferred costs reflected in the Balance Sheet, collectively, have a fair market or realizable value at least equal to the value thereof as reflected therein.

          (e) The accounts receivable of the Company included in the Balance Sheet are collectible in full over the period of usual trade terms (by use of the

     Company's normal collection methods without resort to litigation or reference to a collection agency), and there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such receivables, and all such receivables are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of the Company. The Company has fully performed all obligations with respect thereto which it was obligated to perform to the date hereof. The Company has delivered to Acquiror a true and complete aging schedule of the Company's accounts receivable as of July 31, 1997.

          (f) The Company has records that accurately and validly reflect its transactions and accounting controls that are reasonably designed to insure that such transactions are (i) in all material respects executed in accordance with its management's general or specific authorization and (ii) recorded in conformity with generally accepted accounting principles.

     Section 3.08. No Undisclosed Liabilities. There are no liabilities of the Company of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, determined or determinable or otherwise, and whether direct or indirect, and no existing condition, situation or set of circumstances that could reasonably result in such a liability, other than (a) liabilities disclosed in the Balance Sheet, (b) liabilities which have arisen in the ordinary course of business and consistent with past practice (none of which is a liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit) which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Company and (c) liabilities incurred subsequent to the Balance Sheet Date for accounting, brokerage and legal fees in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.

     Section 3.09. Corporate Action. All corporate action of the Board of Directors and of the shareholders of the Company taken on or prior to the date hereof has been duly authorized, adopted or ratified in accordance with applicable law and the Articles of Incorporation and By-laws of the Company and has been duly recorded in its corporate minute books (true, correct and complete copies of which have been delivered to or made available for inspection by Acquiror).

     Section 3.10. Certain Events. Since the Balance Sheet Date, the Company has not (a) sold, assigned or transferred any of its tangible assets except in the ordinary course of business, or canceled any debt or claim, (b) sold, assigned, transferred or granted any license with respect to any patent, trademark, trade name, service mark, copyright, trade secret or other intangible asset, (c) suffered any loss of property or waived any right of substantial value whether or not in the ordinary course of business, (d)(I) granted any severance or termination pay to any of its directors, officers, employees or consultants,
(II) increased any benefits payable under any existing severance or termination pay policies or employment agreements, or (III) increased the compensation, bonus or other benefits payable to any of its directors, officers, consultants or employees, (e) made any material change in the manner of its business or operations, (f) entered into any transaction except in the ordinary course of business or as otherwise contemplated hereby or (g) entered into any commitment (contingent or otherwise) to do any of the foregoing.

     Section 3.11. Taxes. (a) Except as set forth on the Disclosure Schedule,
(i) all tax returns (including, without limitation, income, profit, franchise, sales and use, excise, severance, occupation, property, gross receipts, payroll and withholding tax returns and information returns), deposits and reports (all such returns, deposits and reports herein referred to collectively as "TAX RETURNS" or singularly as a "TAX RETURN"), including without limitation the Tax Returns for the years ended December 31, 1994, 1995 and 1996, of or relating to any federal, state, local or foreign or other governmental tax (all, together with any penalties, additions to tax, fines and interest thereon or related thereto, herein referred to collectively as "TAXES" or singularly as a "TAX") that are required to be filed or deposited for, by, on behalf of or with respect to the Company have been filed or deposited duly and on a timely basis and all Taxes and filing fees shown to be due and payable on such Tax Returns have been paid in full and all installments, assessments and charges of which the Company is aware or has received notice and which are due and payable by the Company have been paid in full; (ii) true, correct and complete copies of all such Tax Returns relating to Taxes due from or with respect to the Company, its income, assets or operations, have been delivered to Acquiror, and all such Tax Returns and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein and reflect all liabilities for Taxes for the periods covered by such Tax Returns; (iii) all Taxes imposed on the Company (or for which the Company is or could be liable, whether to any Governmental Entity or to other Persons (as, for example, under tax allocation agreements)), for all periods up to the Closing Date which are due and payable on or before the Closing Date, have been paid; (iv) none of such Tax Returns are now under audit or examination by any federal, state, local or foreign or other Governmental Entity and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the assessment or collection of any Tax or deficiency of any nature against the Company or with respect to any such Tax Return; (v) the Company has withheld and remitted all amounts required to be withheld and have paid such amounts due to the appropriate authority on a timely basis and in the form required under the appropriate legislation; (vi) the Company has not been, and is currently not, required to file a Tax Return in any jurisdiction other than the United States and the State of California; (vii) neither the Company nor any other person (including any of the Shareholders) on behalf of the Company has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection
(f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company, (B) agreed to or is required to make any adjustments pursuant to
Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company, (C) executed or entered into any closing agreement pursuant to Section 7121 of the Code or any predecessor provisions thereof or any similar provision of state, local or foreign law with respect to the Company, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed;
(viii) there is no contract, agreement plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Zygo, the Company or any of their respective Affiliates by reason of Section 280G of the Code, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code; and (ix) there are no liens as a result of any unpaid Taxes upon any of the assets of the Company.

          (b) No Shareholder is a foreign person within the meaning of Section 1445 of the Code. The Company has never made an election under Section 1362 of the Code, or under any analogous or similar provision of state or local law, to be treated as an "S" corporation. The Company has never owned any Subsidiaries and has never been a member of any consolidated, combined or affiliated group of corporations for any Tax purposes. After the date hereof, no election or consent with respect to any Tax (or the computation thereof) affecting the Company will be made without the written consent of Acquiror.

     Section 3.12. Litigation. There is no action, suit, investigation, arbitration or proceeding (whether by any Governmental Entity or other Person) pending or, to the Knowledge of the Company, threatened or any basis in fact therefor, against or involving the Company or any of its officers, directors, employees, shareholders or consultants (in all instances, in their capacity as such), assets, business or products, whether at law or in equity.

     Section 3.13. Compliance with Laws. The Company has complied with all applicable laws (including rules, regulation, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Entity relating to or affecting the operation, conduct or ownership of its properties or business, except where the failure to so comply has not had, and would not have, a Material Adverse Effect on the Company. There is no existing law, rule, regulation or order, whether federal, state, local or foreign, which would prohibit or materially restrict the Company from, or otherwise materially adversely affect the Company in, conducting its business in the manner in which it is conducted as of the date hereof in any jurisdiction in which it is now conducting business or in which it currently proposes to conduct business.

     Section 3.14. Title to and Condition of Property.

          (a) The Company does not own any real property. The Disclosure
     Schedule identifies all of the rights and interests in leasehold estates owned by the Company as of the date hereof, and the nature and amount of its interest therein. To the Knowledge of the Company, the Company has valid, subsisting and enforceable leases to all leasehold estates identified and reflected in the Disclosure Schedule and either good and marketable title or rights as lessee to all personalty of any kind or nature owned or used by the Company in connection with the Business, in each case free and clear of all Liens except for (i) Liens, defects or irregularities of title identified on the Disclosure Schedule which, individually or in the aggregate, do not detract from or materially interfere with the present or reasonably foreseeable use or value of the properties subject thereto or otherwise have or reasonably could have a Material

     Adverse Effect on the Company, and (ii) Liens for non-delinquent Taxes and non-delinquent statutory liens arising other than by reason of default by the Company. The assets and properties owned or leased by the Company are sufficient to operate and conduct the Business in a manner consistent with at least the same standards of quality and reliability as have been achieved as of the date hereof. The Company's possession of such property has not been disturbed and no claim has been asserted, whether oral or in writing, against the Company adverse to its rights in such leasehold interests.

          (b) All buildings, structures, appurtenances and material items of machinery, equipment and other material tangible assets used by the Company in connection with the Business are in good operating condition and repair, normal wear and tear excepted, are usable in the ordinary course of business, are adequate and suitable for the uses to which they are being put and conform in all material respects to all applicable laws, ordinances, codes, rules, regulations and authorizations relating to their construction, use and operation, except where such non-compliance would not have a Material Adverse Effect on the Company.

     Section 3.15. Environmental Matters.

          (a) The business of the Company as currently being conducted does not violate any applicable law or regulation relating to pollution, the environment, human safety and health, transportation or the production, storage, labeling or disposition of Hazardous Materials (collectively, "ENVIRONMENTAL LAWS"); (b) the Company has timely filed all reports required to be filed, has obtained all required approvals and permits and has generated and maintained all required data, documentation, and records under Environmental Laws; (c) the Company has not (and no other Person has) placed, held, located, stored, buried, dumped, disposed, spilled or released any Hazardous Materials on, beneath or about any of the properties used, owned or leased by the Company; and (d) the Company has not received any notice from any Governmental Entity or private or public entity advising it that it is responsible for or potentially responsible for corrective action or investigation or response costs with respect to a release, a threatened release or clean up of Hazardous Materials and has no reason to believe that such notice may be forthcoming.

     Section 3.16. Contracts.

     The Disclosure Schedule contains a complete list of all currently effective written or oral contracts, agreements, commitments or arrangements of the Company (i) involving $5,000 or more, individually or in the aggregate, (ii) which may not be immediately terminated without penalty (or any augmentation or acceleration of benefits); (iii) relating to the borrowing of money, or the guarantee of any obligation (third party or otherwise) for the borrowing of money; (iv) providing for any covenant not to compete by the Company or otherwise restricting in any way the Company's engaging in any business activity (including a description of the businesses to which the covenant not to compete applies); (v) relating to consultancies, professional retentions, agency, sales or distributorship arrangements pertaining to the Business or its products or activities; (vi) involving contracts, agreements or commitments requiring the Company to indemnify or hold harmless any Person; or (vii) which could reasonably be considered material to the Business (all contracts, agreements, arrangements or commitments to which the Company is a party relating to the Business, whether or not listed on the Disclosure Schedule, being hereinafter referred to as "CONTRACTS"). True and correct copies of all the Contracts listed on the Disclosure Schedule have been furnished to Acquiror. All Contracts are valid and binding obligations of the Company and, to the Knowledge of the Company, of the other respective parties thereto. The Company has duly performed its obligations under all Contracts in all material respects to the extent such obligations have accrued, and no breach or default thereunder by the Company or, to the Knowledge of the Company, any other party thereto has occurred that could impair the ability of the Company to enforce any material rights thereunder.

     Section 3.17. Employee and Labor Matters and Plans.

          (a) The Company does not maintain (i) any "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), whether or not subject to the provisions of ERISA; (ii) any personnel policy; or (iii) any other employment, consulting, collective bargaining, stock option, stock bonus, stock purchase, phantom stock, incentive, bonus, deferred compensation, retirement, severance, vacation, dependent care, employee assistance, material fringe benefit, medical, dental, sick leave, death benefit, golden parachute or other compensatory plan, contract, policy or arrangement which is not an employee benefit plan as defined in Section 3(3) of ERISA (each such plan, contract, policy and arrangement being herein referred to as an "EMPLOYEE PLAN").

          (b) The Disclosure Schedule sets forth a complete and accurate list showing the names, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) and location of all employees of or consultants to the Company (each an "EMPLOYEE"). There are no covenants, agreements or restrictions, including but not limited to employee non-compete agreements, prohibiting, limiting or in any way restricting any Employee from engaging in any types of business activity in any location.

          (c) The Disclosure Schedule sets forth all outstanding loans and other advances made by the Company to any of its officers, directors, employees, shareholders or consultants.

     Section 3.18. Insurance Policies. The Disclosure Schedule identifies all insurance policies covering the Company and its business, employees, agents and assets, copies of which have been provided to Acquiror. Each such policy is in full force and effect and is adequate in coverage and amount to insure fully against risks to which the Company and its employees, businesses, properties and other assets may be exposed in the operation of its business prior to the Closing. None of such policies shall, pursuant to their terms, in any way be affected by, or terminate or lapse by reason of, this Agreement. All premiums with respect to such insurance policies have been paid on a timely basis, and no notice of cancellation or termination has been received with respect to any such policy. There are no pending claims against such insurance by or on behalf of the Company. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance.

     Section 3.19. Brokerage Fees. Neither the Company, the Shareholders nor any of their respective Affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any of the agreements contemplated hereby or any transaction contemplated hereby or thereby or any transaction of like nature that would be required to be paid by the Company or any Shareholder, except for the retention of D.J. Callaghan & Company pursuant to the agreement previously delivered to Acquiror.

     Section 3.20. No Product Liabilities; Product Warranties.

          (a) The Company has not incurred, and to the Knowledge of the Company there is no reason to believe there is any basis for alleging, any liability, damage, loss, cost or expense as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions or otherwise) ("PRODUCT LIABILITY") with respect to any product sold or service rendered by the Company, whether such Product Liability is incurred by reason of any express or implied warranty (including, without limitation, any warranty of merchantability or fitness), any doctrine of common law (tort, contract or other), any statutory provision or otherwise and irrespective of whether such Product Liability is covered by insurance, other than chargebacks incurred in the ordinary course of business and consistent with past practice and none of which have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

          (b) The Company has furnished Acquiror with the standard forms of purchase orders for its products and services that are in effect or proposed to be used by the Company, which forms contain all warranties and guarantees given by the Company to its customers with respect to their products and services, except for those warranties imposed by law. There are no pending or, to the Knowledge of the Company, threatened claims under any warranty or guaranty against the Company. No credits have been given in respect of any such warranty or guaranty (including without limitation any returns or allowances).

     Section 3.21. Suppliers and Customers.

          (a) The Disclosure Schedule lists (i) all suppliers of the Business to which the Company (x) made payments during the period from January 1, 1997 through July 31, 1997, or (y) made or expects to make payments, in excess of five percent of the cost of sales of the Company, during the year ending December 31, 1997, (ii) all customers of the Business that paid the Company during the year ended December 31, 1996, or that has paid or the Company expects will pay to the Company during the year ending December 31, 1997, more than five percent of the sales revenues of the Company for such periods and (iii) all other suppliers and customers of the Business the loss of any of which, individually or in the aggregate with all other suppliers or customers affiliated with such supplier or customer, would reasonably be expected to have a Material Adverse Effect on the Company.

          (b) To the Knowledge of the Company, none of the customers or suppliers of the Company listed on the Disclosure Schedule in Section 3.21 have expressed an intention to cease purchasing from, selling to or dealing with the Company nor has any information been brought to its attention by such customer or supplier which would reasonably lead it to believe any such customer or supplier intends to alter in any material respect the amount of such purchases, sales or the extent of dealings with the Company (including in the event of the consummation of the Acquisition). To the Knowledge of the Company, all suppliers to the Business will be able to fulfill outstanding or currently anticipated purchase orders placed by the Company which, individually or in the aggregate, exceed $25,000. The Company has no information which might reasonably indicate, nor has any information been brought to its attention which might reasonably lead it to believe that, any customer of the Business will cancel any outstanding or currently anticipated purchase orders placed with the Company which, individually or in the aggregate, exceed $25,000.

          (c) Neither the Company nor, to the Knowledge of the Company, any of its officers, directors, shareholders or Affiliates, nor any relative or spouse (or relative of such spouse) of any such officer, director, shareholder or Affiliate, nor any entity controlled by one or more of the foregoing: (i) owns, directly or indirectly, any interest in (excepting less than 2% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent, customer or client of the Business; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that the Business uses in the conduct of its business; or (iii) has any cause of action or other claim whatsoever against, or owes any amount to, the Company, except for claims in the ordinary course of business such as for accrued vacation pay, accrued benefits under employee benefit plans, and similar matters and agreements existing on the date hereof.

     Section 3.22. Intellectual Properties. The Disclosure Schedule contains an accurate and complete list of all domestic and foreign patents, patent applications, patent licenses, software licenses (other than generally available pre-packaged "off-the- shelf" software) and know-how licenses, trade names, trademarks, copyrights, service marks, trademark registrations and applications, service mark registrations and applications, and copyright registrations and applications owned (in whole or in part), licensed to any extent or used or anticipated to be used by the Company in the conduct of the Business, whether in the name of the Company, any employee or otherwise (collectively, the "INTELLECTUAL PROPERTY"). The Company either owns all right, title and interest in and to, or possesses the exclusive right to use, the Intellectual Property used in the conduct of the Business and each item constituting part of the Intellectual Property in which the Company has an ownership or license interest has been, to the extent indicated on the Disclosure Schedule, duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office or such other Governmental Entities as are indicated on the Disclosure Schedule and such registrations, filings and issuances remain in full force and effect. No claim of infringement or misappropriation of any Intellectual Property of any other Person has been made nor, to the Knowledge of the Company, threatened against the Company and the Company is not infringing or misappropriating any Intellectual Property of any other Person. Without limiting any other provisions hereof, the Company has not granted any license, franchise or permit to any Person to use any of the Intellectual Property of the Company and no other Person has the right to use the same trademarks, service marks or trade names used by the Company or any similar trademarks, service marks or trade names likely to lead to confusion.

     Section 3.23. Licenses. The Company has all licenses, permits, consents and other governmental certificates, authorizations and approvals required by every federal, state, local and foreign Governmental Entity for the conduct of the Business and the use of its properties as presently conducted or used, other than those the failure of which to hold has not had and would not have a Material Adverse Effect on the Company (collectively, "LICENSES"). The Disclosure Schedule contains a true and complete list of the Licenses. All of the Licenses are in full force and effect and no action or claim is pending nor, to the Knowledge of the Company, is threatened to revoke or terminate any License or declare any License invalid in any material respect. The Company has taken all necessary action to maintain such Licenses. The Disclosure Schedule contains a true and complete list of all federal, state, local and foreign governmental or judicial consents, orders, decrees and other compliance agreements relating to the Company or any of its assets or business under which the Company is operating or bound.

     Section 3.24. Restrictive Documents and Territorial Restrictions. The Company is not subject to, or a party to, any charter, by-law, mortgage, Lien, lease, license, permit, agreement, contract, instrument, law, rule, ordinance, regulation, order, judgment or decree, or any other restriction of any kind or character, which could, to the Knowledge of the Company, (i) materially adversely affect the business, prospects, operations or condition (financial or otherwise) of the Business or any of its assets or property, or the continued operation of the Business after the date hereof on substantially the same basis as heretofore operated or (ii) restrict the ability of the Company to acquire any property or conduct business in any area.

     Section 3.25. Bank Accounts. The Disclosure Schedule contains a true, correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

     Section 3.26. Accounting Matters. Neither the Company, any Shareholder nor any of their Affiliates has taken or agreed to take any action that would prevent Acquiror from accounting for the Acquisition as a "pooling of interests" under generally accepted accounting principles. It is understood that KPMG Peat Marwick LLP ("KPMG"), in part, will rely upon this representation for the purposes of issuing the opinion required pursuant to section 7.02(i) hereof.

     Section 3.27. No Misleading Statements. This Agreement, the information and schedules referred to herein and the certificates that have been furnished to Acquiror in connection with the transactions contemplated hereby do not include any untrue statement of a material fact and do not omit to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Company, there is no fact relating to the Company which materially adversely affects or in the future would be reasonably likely (so far as the Company can now reasonably foresee) to materially adversely affect the business, condition (financial or otherwise), property or assets of the Company which is not referred to herein or in this corresponding section of the Disclosure Schedule.

                                   ARTICLE IV.

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

     Each Shareholder hereby severally agrees and represents and warrants to Acquiror as follows:

     Section 4.01. Authorization; Ownership of Company Shares.

          (a) Such Shareholder has all requisite power and authority to enter into this Agreement and each of the other agreements contemplated hereby to which he is a party, and to carry out his obligations under this Agreement and each of the other agreements contemplated hereby to which he is a party, and to consummate the transactions contemplated hereby and thereby. Each of this Agreement and the other agreements contemplated hereby to which such Shareholder is a party has been duly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

          (b) Such Shareholder has, and immediately prior to the transfer of the Company Shares being sold by such Shareholder hereunder to Acquiror will have, good and marketable title to the Company Shares being sold by such Shareholder hereunder, free and clear of any Liens. Upon the delivery of and payment for such Company Shares hereunder, Acquiror will acquire good and marketable title to, and all of such Shareholder's rights in, such Company Shares, free and clear of any Liens.

     Section 4.02. No Violation. The execution and delivery of this Agreement and each of the other agreements contemplated hereby to which such Shareholder is a party by such Shareholder does not, and the consummation by such Shareholder of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof will not, conflict with, or result in a breach or violation of or default or loss of any benefit under, or accelerate the performance required by, the terms of any law, statute, regulation, order, judgment or decree or any agreement, contract, indenture or other instrument to which such Shareholder is a party or to which any of such Shareholder's properties are subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a default or loss of any right thereunder or the creation of any Lien upon any of the assets or properties of such Shareholder.

     Section 4.03. Approvals. The execution and delivery of this Agreement and each of the other agreements contemplated hereby to which such Shareholder is a party and the consummation of the transactions contemplated hereby and thereby by such Shareholder will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which such Shareholder is a party or to which any of his properties are subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required by such Shareholder in connection with the execution and delivery of this Agreement and each of the other agreements contemplated hereby to which such Shareholder is a party, the consummation by such Shareholder of the transactions contemplated hereby and thereby or the performance by such Shareholder of his obligations hereunder and thereunder.

     Section 4.04. Securities Act Matters.

          (a) Such Shareholder understands that the Zygo Shares, at the time of their original issuance by Zygo, will not have been registered under the Securities Act or any state securities laws by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws and that such Zygo Shares must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from such registration. Zygo has undertaken to so file a registration statement with the Commission as promptly as practicable after the Closing Date and to use its reasonable good faith efforts to have the Zygo Shares so registered for resale as promptly as practicable thereafter, as provided in Section 2.02 hereof.

          (b) Such Shareholder is acquiring the Zygo Shares for such Shareholder's own account and not with a view to, or for sale in connection with, directly or indirectly, any distribution thereof that would require registration under the Securities Act or applicable state securities laws.

          (c) Such Shareholder and such Shareholder's, attorneys, accountants, investment and financial advisors, if any, have had the opportunity to review the books and records of Acquiror and have been provided access to such information as such Shareholder or such Shareholder's advisors, if any, have requested.

          (d) Such Shareholder understands that the Zygo Shares, until they are registered as contemplated by Section 2.02 hereof, will bear the following legend (or a substantially similar legend):

               "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE

               SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT SUCH REGISTRATION OR THE DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH DISPOSITION WILL NOT REQUIRE REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED."

                                   ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR

     Acquiror hereby agrees and represents and warrants to the Shareholders as follows:

     Section 5.01. Organization, Etc. Acquiror is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Acquiror is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to so qualify or be licensed would not have a Material Adverse Effect on Acquiror. Acquiror has heretofore made available to the Company true and correct copies of its Certificate of Incorporation and By-laws as in effect on the date hereof.

     Section 5.02. Capitalization. The authorized capital stock of Acquiror consists of 15,000,000 shares of Zygo Common Stock, of which 10,558,340 shares are issued and outstanding as of June 30, 1997 and 207,600 are held in treasury. The Zygo Shares, when issued pursuant to this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will not have been issued in violation of any preemptive rights or of any federal or state law.

     Section 5.03. Authorization. Acquiror has all requisite corporate power and authority to enter into this Agreement and each of the other agreements contemplated hereby, to carry out its obligations under this Agreement and each of the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Acquiror of this Agreement and each of the other agreements contemplated hereby, the consummation of the transactions contemplated hereby and thereby and the performance by Acquiror of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of Acquiror. Each of this Agreement and the other agreements contemplated hereby has been duly executed and delivered by Acquiror and constitutes the legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms (except as the enforceability thereof may be limited by any applicable bankruptcy, insolvency or other laws affecting creditors' rights generally or by general principles of equity, regardless of whether such enforceability is considered in equity or at law).

     Section 5.04. No Violation. The execution and delivery of this Agreement and each of the other agreements contemplated hereby by Acquiror does not, and the consummation by Acquiror of the transactions contemplated hereby and thereby, and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default or loss of any benefit under, any provision of the Certificate of Incorporation or By-laws of Acquiror; (b) conflict with, or result in any violation of any statute, law, rule or regulation, or any judgment, decree or order of any Governmental Entity to which Acquiror is a party or to which any of its properties is subject; (c) conflict with, or result in a breach or violation of, or accelerate the performance required by, the terms of any material agreement, contract, indenture or other instrument to which Acquiror is a party or to which any of its properties is subject, or constitute a default or loss of any right thereunder or an event which, with the lapse of time or notice or both, might result in a material default or loss of any material right thereunder or the creation of any Lien upon any of the assets or properties of Acquiror; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any License of Acquiror.

     Section 5.05. Approvals. The execution and delivery by Acquiror of this Agreement and each of the agreements contemplated hereby, and the consummation of the transactions contemplated hereby and thereby will not require the consent, approval, order or authorization of any Governmental Entity or Regulatory Authority or any other Person under any statute, law, rule, regulation, permit, license, agreement, indenture or other instrument to which Acquiror is a party or to which any of its properties are subject, and no declaration, filing or registration with any Governmental Entity or Regulatory Authority is required or advisable by Acquiror in connection with the execution and delivery of this Agreement and each of the other agreements contemplated hereby, the consummation by Acquiror of the transactions contemplated hereby and thereby or the performance by Acquiror of its obligations hereunder and thereunder, other than compliance with any applicable requirements under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Securities Act and state securities and "blue sky" laws.

     Section 5.06. Commission Filings. Acquiror has delivered to the Company true, correct and complete copies of Acquiror's Annual Report on Form 10-K for the fiscal year ended June 30, 1996 (the "ZYGO 10-K"), Acquiror's Quarterly Reports on Form 10-Q for the quarters ended September 30, 1996, December 31, 1996 and March 31, 1997 (the "ZYGO 10-QS"), Acquiror's Current Reports on Form 8-K dated August 30, 1996 and September 27, 1996, Acquiror's Current Reports on Form 8-K/A dated November 4, 1996 and November 14, 1996, and Acquiror's Proxy Statement dated October 8, 1996 (collectively, the "ZYGO EXCHANGE ACT FILINGS"), which are the only reports, schedules and definitive proxy statements filed by Acquiror with the Commission on or after June 30, 1996. Acquiror has timely filed in the preceding twelve (12) months all the material required to be filed by it pursuant to the applicable provisions of the Securities Act and pursuant to Sections 13, 14 and 15(d) of the

Exchange Act. The Zygo Exchange Act Filings (including the documents incorporated by reference therein), as of their respective filing dates, did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Zygo Exchange Act Filings were timely filed and complied when filed in all material respects with the applicable requirements of the Exchange Act.

     Section 5.07. Financial Statement and Other Information.

          (a) The audited balance sheet and any related notes and schedules included or incorporated by reference in the Zygo 10-K and the unaudited balance sheet and any related notes and schedules included in the Zygo 10-Q for the quarter ended March 31, 1997 each presents fairly the consolidated financial position of Acquiror and the Zygo Subsidiaries as of its respective date and the other financial statements included in the Zygo 10-K and such Zygo 10-Q present fairly the consolidated results of operations or other information included therein of Acquiror and the Zygo Subsidiaries for the respective periods or as of the respective dates therein set forth, subject, in the case of unaudited statements, to normal year end adjustments which are not material in amount or effect, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved (except as otherwise stated therein).

          (b) Except as disclosed in the Zygo Exchange Act Filings, since March 31, 1997, there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Acquiror and the Zygo Subsidiaries, taken as a whole, which has had or is reasonably likely to have a Material Adverse Effect on Acquiror.

     Section 5.08. Compliance with Laws. The business of Acquiror and the Zygo Subsidiaries has not been conducted in violation of any law or any ordinance or regulation of any Governmental Entity, except for violations that individually or in the aggregate would not and, insofar as may reasonably be foreseen, in the future will not, have a Material Adverse Effect on Acquiror. Neither Acquiror nor any Zygo Subsidiary is in default with respect to any order, writ, injunction or decree known to or served upon Acquiror or any Zygo Subsidiary of any Governmental Entity, which default would have a Material Adverse Effect on Acquiror.

     Section 5.09. Brokerage Fees. Neither Acquiror, any Zygo Subsidiary nor any of their respective Affiliates has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby or any transaction of like nature that would be required to be paid by Acquiror or any Zygo Subsidiary, except for the financial advisor referred to in Section 7.02(j) hereof.

                                   ARTICLE VI.

                            COVENANTS AND AGREEMENTS

     Section 6.01. Confidentiality. Each of Acquiror, the Company and the Shareholders will hold, and shall cause their counsel, independent certified public accountants, appraisers, investment bankers and other advisors to hold in confidence any confidential data or information made available to it by the other in connection with this Agreement using the same standard of care to protect such confidential data or information as is used to protect its own confidential information. Each party hereto recognizes and acknowledges that a breach by it of this Section 6.01 will cause irreparable and material loss and damage to the other parties hereto as to which they will not have adequate remedy at law or in damages. Accordingly, each party acknowledges and agrees that the issuance of an injunction or other equitable remedy is an appropriate remedy for any such breach.

     Section 6.02. Public Announcements. Acquiror must agree in advance prior to the issuance of any press release or the making of any public statement with respect to this Agreement and the transactions contemplated hereby by any party hereto.

     Section 6.03. Certain Tax Matters. The following provisions shall govern the allocation of responsibility as among Acquiror, the Company and the Shareholders for certain tax matters following the Closing Date:

          (a) Sales and Transfer Taxes. All sales and transfer Taxes (including stock and real estate transfer Taxes), if any, incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Shareholders. Shareholders shall, at their own expense, file or prepare for filing all necessary Tax Returns and other documentation with respect to all such sales or transfer Taxes, and, if required by applicable law or if necessary to secure any applicable exemption, Acquiror shall join in the execution of any such Tax Returns or other documentation.

          (b) Tax Returns and Payment of Taxes for Periods through the Closing Date. The Shareholders and the Company shall be responsible for, and shall cause to be prepared and timely filed, all tax returns for the Company for all Tax periods ending on or before the Closing Date, and the Shareholders and the Company (but only to the extent then wholly-owned by the Shareholders) shall cause to be paid when due all Taxes in respect of such Tax periods. The cost of the preparation of such tax returns shall be borne by the Company. All Tax Returns described in this Section 6.02(b) shall be prepared in a manner consistent with prior practice unless a past practice has been finally determined to be incorrect by the applicable taxing authority or a contrary treatment is required by applicable tax laws (or judicial or administrative interpretations thereof). The Shareholders shall cause the Company to provide Acquiror with copies of such completed Tax Returns at least 10 days prior to the filing date, and Acquiror shall be provided an opportunity to review such Tax Returns and supporting workpapers and schedules prior to the filing of such Tax Returns. In the event that the amount of any Taxes for Tax periods ending on or before the Closing

Date, or for which the Shareholders are otherwise responsible pursuant to
Section 6.03(c)(iii), exceeds the amount accrued on the Balance Sheet, the Shareholders, jointly and severally, shall pay to Acquiror such excess within ten (10) days after written notice thereof by Acquiror. Acquiror shall prepare or cause to be prepared and filed all Tax Returns for the Company for all Tax periods ending after the Closing Date.

          (c) Indemnification for Taxes.

               (i) The Shareholders shall, subject to the provisions of Section 8.03, jointly and severally indemnify, defend and hold harmless Acquiror and the Company against (A) all Taxes attributable to the Company with respect to any Tax period ending on or prior to the Closing Date and the cost of preparation of all associated tax returns, (B) all Taxes attributable to the Company with respect to the portion of any Tax period which begins before and ends after the Closing Date for which the Shareholders are responsible, pursuant to Section 6.03(c)(iii) and (C) any Taxes arising by reason of any breach by the Shareholders or inaccuracy of any of the representations contained in Section
3.11 hereof, less in each case any amount previously reserved or accrued for Taxes on the Balance Sheet Date. Notwithstanding any other provision of this Agreement, the obligation of the Shareholders to indemnify and hold harmless Acquiror and the Company from Taxes under this Section 6.03 shall begin on the Closing Date and end upon the expiration of the statute of limitations (including any extensions thereof) applicable to the assessment and collection of any Taxes for and against which Acquiror and the Company are indemnified and held harmless by the Shareholders hereunder, to the extent that a claim for indemnification hereunder has not theretofore been made in writing. Notwithstanding the first sentence of this Section 6.03(c), the indemnification obligation of the Shareholders set forth in this Section 6.03(c) shall not be subject to the "basket" limitation contained in Section 8.03 hereof. Any indemnification obligation owed to the Acquiror or the Company pursuant to this
Section 6.03(c) shall be satisfied first with the Escrowed Shares, if any, in accordance with the terms of the Escrow Agreement.

               (ii) In determining the amount of any indemnification payment by the Shareholders pursuant to this Section 6.03(c), there shall be deducted or added, respectively, from or to the amount to be paid an amount equal to (A) the present value of any net Tax benefit (federal, state, local or foreign) realized, or reasonably expected to be realized, by Zygo or the Company as a consequence of an event giving rise to any payment pursuant to this Section 6.03(c), or (B) the present value of any net Tax detriment (federal, state, local or foreign) realized, or reasonably expected to be realized, by Zygo or the Company as a consequence of an event giving rise to any payment pursuant to this Section 6.03(c) or the receipt of any such payment. For purposes of this
Section 6.03(c)(ii), "present value" shall be calculated using the applicable annual Federal mid-term rate, as that term is defined in the Code, as in effect for the month in which the payment is to be made. For purposes of this Section 6.03(c)(ii), the amount of any "Tax benefit" and "Tax detriment" shall be calculated using the highest effective Tax rate applicable or known to be applicable with respect to the Tax period or periods for which the Tax benefit or the Tax detriment, as the case may be, is reasonably expected to be realized or incurred.

               (iii) For federal income tax purposes, the taxable year of the Company shall end as of the close of the Closing Date and, with respect to all other Taxes, the Shareholders and Acquiror will, unless prohibited by applicable law, close the taxable period of the Company as of the close of the Closing Date. Neither the Shareholders nor Acquiror shall take any position inconsistent with the preceding sentence on any Tax Return. In any case where applicable law does not permit the Company to close its taxable year on the Closing Date or in any case in which a Tax is assessed with respect to a taxable period which includes the Closing Date (but does not begin or end on that day), then Taxes, if any, attributable to the taxable period of the Company beginning before and ending after the Closing Date shall be allocated (i) to the Shareholders for the period up to and including the Closing Date, and (ii) to Acquiror for the period subsequent to the Closing Date.

          (d) Tax Audits. Acquiror shall notify the Shareholders in writing of any pending or threatened audit or examination by any Tax authority (a "TAX AUDIT") or a Tax assessment for which the Shareholders may be liable for indemnification under this Agreement within thirty (30) days after Acquiror's receipt of notice of such pending or threatened Tax Audit or assessment. A majority in interest of the Shareholders shall have the right, at their own expense, to control any Tax Audit, initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes for any Tax period of the Company ending on or before the Closing Date, provided, however, that the Shareholders shall in no event take any position in any such proceeding which would subject Acquiror or the Company to any civil fraud or any civil or criminal penalty, and provided, further, that the Shareholders shall not consent, without the prior written approval of Acquiror, to any change in the treatment of any item which would in any material respect affect the Tax liability of Acquiror or the Company for a period subsequent to the Closing Date. Acquiror shall have the right, at its expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes for any Tax period ending after the Closing Date with respect to the Company.

          (e) Mutual Cooperation. The parties shall provide each other with such assistance as may reasonably be requested by any of them in connection with the preparation of any Tax Return, any Tax Audit or other examination by any Tax authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information that may be relevant to such Tax Return, Tax Audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance. Without limiting in any way the foregoing provisions of this Section 6.03, Acquiror hereby agrees to retain, until the appropriate statutes of limitation (including any extensions) expire, copies of all Tax Returns, supporting work schedules and other records or information that may be relevant to such Tax Returns of the Company for all Tax periods that include the dates from January 1, 1991 to the Closing Date, inclusive, and that it will not destroy or otherwise dispose of such records without first providing the Shareholders with a reasonable opportunity to review and copy such records.

     Section 6.04. Issuance of Options to Acquire Zygo Common Stock. Zygo agrees that it shall, in consultation with and based upon the recommendations of David Grant, on or immediately after the Closing Date, grant options to purchase up to an aggregate of 60,000 shares of Zygo Common Stock to executive officers and key employees of the Company, under Zygo's existing stock option plan, at an exercise price equal to the last reported sale price on the Nasdaq National Market per share of Zygo Common Stock on the Closing Date (or, if later, on the first day of any such executive officer's or key employee's employment with the Company or Zygo).

     Section 6.05. Benefits Arrangements. It is Acquiror's present intention that from and after the Closing, Acquiror shall, or shall cause the Company to, provide all of the employees of the Company with salary and wages at not less than their current levels and Acquiror shall, or shall cause the Company to, continue in effect all employee benefit plans, programs, policies or arrangements as are currently provided by the Company to its employees. It is the Acquiror's further intention to provide the employees of the Company, over a phase-in period, with benefits which are generally comparable in the aggregate to the benefits provided to other similarly situated employees of Acquiror and Zygo Subsidiaries.

     Section 6.06. Pooling Affiliates' Letters. The Company shall cause each person who is an "affiliate," as that term is used in paragraphs (c) and (d) of rule 145 under the U.S. Securities Act, of the Company to deliver to Acquiror on or prior to the Closing Date a written agreement, substantially in the form of
Exhibit 6.06 hereto (the "POOLING AFFILIATE LETTERS"). The Company shall use its commercially reasonable efforts to provide Acquiror with such information as Acquiror shall reasonably request for purposes of making its own determination of persons who may be deemed to be affiliates of the Company.

     Section 6.07. Further Assurances. The Company and the Shareholders from time to time after the Closing, at Acquiror's request, will execute, acknowledge and deliver to Acquiror such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances, all at Acquiror's expense, as Acquiror may reasonably require in order to vest more effectively in Acquiror, or to put Acquiror more fully in possession of, the Company Shares. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto agrees, subject to applicable laws, to use all reasonable efforts promptly to take or cause to be taken all further action and promptly to do or cause to be done all further things (including the execution and delivery of such further instruments and documents) as any party reasonably may request.

     Section 6.08. Opinions of the Company's Counsel. The Company shall use its best efforts to cause to be delivered to Zygo at the Closing Date the opinions of the Company's counsel required by Section 7.02(d) hereof.

                                  ARTICLE VII.

                              CONDITIONS OF CLOSING

     Section 7.01. Conditions to All Parties' Obligations. The obligations of all the parties to this Agreement to effect the Acquisition shall be subject to the fulfillment or satisfaction, at or prior to the Closing of the following conditions or the mutual written waiver by the parties:

          (a) Illegality or Legal Constraint. No temporary restraining order, preliminary or permanent injunction or other order or restraint issued by any court of competent jurisdiction, no statute, rule, regulation, order, decree, restraint or pronouncement by any Governmental Entity, and no other legal restraint or prohibition which would prevent or have the effect of preventing the consummation of the Acquisition shall have been issued or adopted or be in effect.

          (b) Governmental Authorizations. All permits, approvals, filings and consents required or advisable to be obtained or made prior to the consummation of the Acquisition under applicable federal laws or applicable laws of any state or foreign country having jurisdiction over the Acquisition and the other transactions contemplated herein shall have been obtained or made, as the case may be, on terms and conditions satisfactory to the Company, the Shareholders and Acquiror, acting reasonably.

          (c) Escrow Agreement. The Company, Acquiror, the Shareholders and the Escrow Agent shall have executed and delivered the Escrow Agreement.

          (d) Registration Agreement. Acquiror and the Shareholders shall have executed and delivered the Registration Agreement.

          (e) Employment and Non-Compete Agreements. David Grant, Michael Mahoney and Steven Chan shall have entered into an employment and non-compete agreement with the Company substantially in the form of Exhibit 7.01(e)(1), (2) and (3), respectively.

     Section 7.02. Conditions to the Obligations of Acquiror to Effect the Acquisition. The obligations of Acquiror under this Agreement to effect the Acquisition shall be subject to the fulfillment or satisfaction, at or prior to the Closing, of the following conditions, unless waived by Acquiror in its sole discretion:

          (a) Representations and Warranties Accurate. All representations and warranties of the Company and the Shareholders contained in this Agreement (including the Disclosure Schedule hereto), and all written information required to be delivered to Acquiror by the Company or any Shareholder on or prior to the Closing Date pursuant to this Agreement, shall be true in all respects as of the date when made and on and as of the Closing Date.

          (b) Performance by the Company and the Shareholders. The Company and each of the Shareholders shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by the Company or any Shareholder prior to or on the Closing Date.

          (c) Consents. Any consent required for the consummation of the Acquisition under any Contract or material License shall have been delivered to Acquiror.

          (d) Opinion of Counsel. Acquiror shall have received the opinion of Gee & Sunada, counsel to the Company and the Shareholders, dated as of the Closing Date, in the form of Exhibit 7.02(d) hereto.

          (e) Proceedings; Receipt of Documents. All corporate and other proceedings taken or required to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Acquiror and its counsel, and counsel to Acquiror shall have received all such information and such counterpart originals or certified or other copies of such documents as Acquiror or its counsel may reasonably request. Acquiror shall have received such other instruments, approvals and other documents as it may reasonably request to make effective the transactions contemplated hereby.

          (f) Due Diligence. Acquiror shall have completed its legal, financial and business investigation of the Business, the Company's assets and the liabilities of the Company to its satisfaction, in its sole discretion.

          (g) No Material Adverse Effect. Since the Balance Sheet Date, there shall have been no change in the Business, assets, liabilities, prospects, results of operations or financial condition of the Company which has had or is reasonably likely to have a Material Adverse Effect on the Company.

          (h) Pooling Affiliate Letters. Acquiror shall have received the Pooling Affiliate Letters referred to in Section 6.06.

          (i) Pooling of Interests. Acquiror shall have received an opinion from KPMG, in form reasonably satisfactory to Acquiror, to the effect that the Acquisition would be properly accounted for as a "pooling of interests" in accordance with generally accepted accounting principles and all published rules, regulations and policies of the U.S. Commission.

          (j) Fairness Opinion. Acquiror shall have received from Alex. Brown & Sons, Inc., its financial advisor, an opinion to the effect that, as of the date hereof, the consideration to be paid in the Acquisition is fair, from a financial point of view, to Zygo and its stockholders, and Alex. Brown & Sons, Inc. shall not have withdrawn such opinion on or prior to the Closing Date.

          (k) Supporting Documents. Acquiror and its counsel shall have received a certificate of the President and Treasurer of the Company dated the Closing Date and certifying that the conditions set forth in Sections 7.02(a), 7.02(b) and 7.02(g) hereof have been satisfied, and certificates of the Secretary or other officer of the Company and other information with respect to the corporate proceedings and operations and affairs of the Company as Acquiror or counsel to Acquiror may reasonably request. All such documents shall be satisfactory in form and substance to Acquiror and its counsel.

     Section 7.03. Conditions to the Obligations of the Company and the Shareholders to Effect the Acquisition. The obligations of the Company and the Shareholders under this Agreement to effect the Acquisition shall be subject to the fulfillment or satisfaction, at or prior to the Closing of the following conditions, unless waived by the Company in its sole discretion:

          (a) Representations and Warranties Accurate. All representations and warranties of Acquiror contained in this Agreement, and all written information required to be delivered to the Company by Acquiror on or prior to the Closing Date pursuant to this Agreement, shall be true in all respects as of the date when made and on and as of the Closing Date.

          (b) Performance by Acquiror. Acquiror shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by it prior to or on the Closing Date.

          (c) Proceedings. All corporate and other proceedings taken or required to be taken by Acquiror in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to the Company and the Shareholders and counsel to the Company and the Shareholders.

          (d) Opinion of Counsel. The Company shall have received the opinion of Fulbright & Jaworski L.L.P., counsel to Acquiror, dated as of the Closing Date, in the form of Exhibit 7.03(d) hereto.

                                  ARTICLE VIII.

                                 INDEMNIFICATION

     Section 8.01. Indemnification by the Shareholders.

          (a) Joint Indemnification. Subject to the provisions of Section 8.03, the Shareholders shall jointly and severally indemnify, defend and hold harmless Acquiror and its officers, directors, employees, agents and representatives from and against and in respect of any and all losses, damages, expenses, liabilities, claims, settlements, assessments and judgments (including reasonable costs and attorney's fees and other expenses arising out of any claim, or the defense, settlement or investigation thereof, made with respect to any of the foregoing) (collectively, "LOSSES") incurred or suffered by Acquiror, arising out of, based upon or resulting from any inaccuracy, misrepresentation or breach of representation and warranty contained in Article III of this Agreement or non-fulfillment of any covenant or agreement of the Company or any Shareholder contained in this Agreement or any certificate or instrument furnished pursuant hereto; provided, however, that for purposes of determining the amount of any Losses incurred or suffered by Acquiror under this subsection 8.01(a) (but not as to whether there is any inaccuracy, misrepresentation or breach of representation and warranty), all such representations and warranties shall be deemed to have been made without any qualification as to materiality or Knowledge.

          (b) Several Indemnification. Subject to the provisions of Section 8.03, each Shareholder shall severally indemnify, defend and hold harmless Acquiror and its officers, directors, employees, agents and representatives from and against and in respect of any and all Losses incurred or suffered by Acquiror, arising out of, based upon or resulting from any inaccuracy, misrepresentation or breach by such Shareholder of any of his representations and warranties contained in Article IV of this Agreement or any certificate or instrument furnished pursuant hereto.

     Section 8.02. Indemnification by Acquiror. Subject to the provisions of
Section 8.03, Acquiror shall indemnify, defend and hold harmless each of the Shareholders and his successors and assigns, from and against and in respect of any Losses incurred or suffered by such Shareholder or his successors and assigns, arising out of, based upon or resulting from any inaccuracy, misrepresentation or breach by Acquiror of any of its representations and warranties or non-fulfillment of any of its respective covenants or agreements contained in this Agreement or any certificate or instrument furnished pursuant hereto.

     Section 8.03. Limitations. (a) No party hereto shall be entitled to make any claim for indemnification under this Article VIII with respect to the inaccuracy, misrepresentation or breach of any representation and warranty or non-fulfillment of any covenant or agreement contained in this Agreement after the date on which such representation, warranty, covenant or agreement ceases to survive pursuant to Section 8.06.

          (b) Notwithstanding anything to the contrary contained herein, Acquiror shall not be entitled to indemnification from the Company or any Shareholder pursuant to either Section 8.01 or 8.02 hereof, until the aggregate losses suffered by Acquiror (from actions or inactions of any of the Company, the Shareholder(s), or any combination of any of them) and for which indemnification is available to Acquiror hereunder exceed $250,000, whereupon Acquiror shall be entitled to claim indemnification for all losses suffered by it and for which indemnification is available to it hereunder.

          (c) Any claim by one party to this Agreement against any other party to this Agreement for breach of any covenant or representation and warranty in this Agreement shall be subject to the limitations set forth in this Article VIII; provided, however, that such limitations shall not apply to any fraud claim.

     Section 8.04. Notice and Defense of Claims. Each party entitled to indemnification under this Article VIII (the "INDEMNIFIED PARTY") shall give written notice to the party or parties required to provide indemnification (the "INDEMNIFYING PARTY") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and, in the event of any claim or demand asserted by a third party; but the failure of any Indemnified Party to timely give written notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement unless such failure to give notice materially adversely affected the ability of the Indemnifying Party to defend such claim. Upon receipt of any such notice, the Indemnifying Party may elect to defend the Indemnified Party against such claim, suit, action or proceeding, at its own expense, through counsel of its own choice that is reasonably acceptable to the Indemnified Party, and from and after such election and for so long as the Indemnifying Party is diligently prosecuting such defense, the Indemnifying Party shall not be responsible for any legal fees or expenses of the Indemnified Party, other than reasonable costs of investigation and subject to Section 8.03 hereof. Failing such election or reasonably diligent prosecution, the Indemnified Party shall have the right to (but shall not be obligated to) pay, compromise or defend the same. In any claim, suit, action or proceeding defended by the Indemnifying Party, the Indemnified Party may participate, at its expense, in the defense of the same. The Indemnifying Party in the defense of any such claim, suit, action or proceeding shall not, except with the consent of the Indemnified Party, consent to the entry of any judgment or entry into any settlement which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim, suit, action or proceeding or (ii) requires the performance of any act (other than the payment of moneys for which such Indemnified Party is held harmless hereunder) or the agreement not to perform any act by the Indemnified Party. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. The Indemnified Party shall furnish such information regarding itself or the claim in question as the Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with defense of such claim, suit, action or proceeding resulting therefrom.

     Section 8.05. Non-Exclusive Remedy. Indemnification pursuant to this Agreement shall not preclude Acquiror or any of the Shareholders from exercising any other remedies it or such Shareholder may have, including, without limitation, in the case of Acquiror, pursuant to the Escrow Agreement, subject to the limitations set forth in Sections 8.03 and 8.04 hereof.

     Section 8.06. Survival of Representations and Warranties. All of the representations, warranties and agreements contained in this Agreement shall survive the Closing and shall remain in full force and effect until the earlier of (i) the date on which KPMG's report on their audit of Acquiror's financial statements for the fiscal year during which the Closing occurs or (ii) the first anniversary of the Closing Date (such earlier date being referred to as the "Termination Date") and, thereafter, to the extent a claim, in writing and setting forth the specific facts giving rise to such claim, is made prior to such expiration with respect to any breach of such representation, warranty or agreement, until such claim is finally determined or settled; provided, however, that the representations, warranties and agreements of the Company and the Shareholders relating to Taxes and governmental assessments shall remain in full force and effect until the expiration of the applicable statute of limitations (including any extensions thereof); and, provided further, that the representations and warranties set forth in Sections 3.03, 3.05, 3.17, 3.19, 4.01, 4.02 and 5.04 shall survive and remain in full force and effect forever.

     Section 8.07. Reimbursement. Subject to Section 8.03 hereof, at the time that the Indemnified Party shall suffer a loss because of a breach of any warranty, representation or covenant by the Indemnifying Party or at the time the amount of any liability on the part of the Indemnifying Party under this Agreement is determined (which in the case of payment to third persons shall be the earlier of (i) the date of such payment, provided that the Indemnified Party has fully complied with Section 8.04, or (ii) the date that a court of competent jurisdiction shall enter a final judgment, order or decree (after exhaustion or expiration of appeal rights) establishing such liability) (such loss or amount being hereinafter referred to as the "INDEMNITY CLAIM")), the Indemnifying Party shall forthwith, upon notice from the Indemnified Party, pay to the Indemnified Party the amount of the Indemnity Claim. The Indemnity Claim shall be paid first from the Escrow Fund (as such term is defined in the Escrow Agreement), to the extent then remaining, as provided in the Escrow Agreement. If such amount is not paid forthwith, then the Indemnified Party may, at its option, take legal action against the Indemnifying Party for reimbursement in the amount of its Indemnity Claim. For purposes hereof the Indemnity Claim shall include the amounts so paid, or determined to be owing by the Indemnified Party together with costs and reasonable attorney's fees and interest on the foregoing items (but only to the extent pre-judgment interest due the Indemnified Party is not already included within such items) at the rate of ten percent (10%) per annum from the date the Indemnity Claim is due from the Indemnifying Party to the Indemnified Party as hereinabove provided until the Indemnity Claim shall be paid.

     In addition to its other obligations under this Section 8.07, the Indemnifying Party agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding for which indemnification may be required pursuant to this Article VIII, it will, if it does not assume the defense thereof, reimburse the Indemnified Party on a monthly basis for all reasonable legal fees or the out-of-pocket expenses reasonably incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Indemnifying Party's obligation to indemnify the Indemnifying Party for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction. To the extent that any such interim reimbursement payment is so held to have been improper, the Indemnified Party shall promptly return it to the Indemnifying Party, together with interest at the rate of ten percent (10%) per annum. Any such interim reimbursement payments which are not made to the Indemnified Party within thirty (30) days of a request for reimbursement shall bear interest at the rate of ten percent (10%) per annum from the date of such request.

     Section 8.08. Other Indemnification Provision. Each of the Shareholders hereby agrees that such Shareholder will not make any claim for indemnification against the Company by reason of the fact that he was a shareholder, director, officer, employee or agent of the Company or was serving at the request of the Company as a director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, by-law, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by Acquiror against such Shareholder (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise).

                                   ARTICLE IX.

                               GENERAL PROVISIONS

     Section 9.01. Effect of Due Diligence. No investigation by or on behalf of Acquiror into the business, operations, prospects, assets or condition (financial or otherwise) of the Company shall diminish in any way the effect of any representations or warranties made by the Company or any of the Shareholders in this Agreement or shall relieve the Company or any of the Shareholders of any of their respective obligations under this Agreement. No investigation by or on behalf of the Company or the Shareholders into the business, operations, prospects, assets or condition (financial or otherwise) of Acquiror and the Zygo Subsidiaries shall diminish in any way the effect of any representations or warranties made by Acquiror in this Agreement or shall relieve Acquiror of any of its obligations under this Agreement.

     Section 9.02. Expenses. Except as hereinafter provided, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same. All costs and expenses incurred by the Company or the Shareholders shall be paid prior to the Closing Date or other suitable arrangements acceptable to Acquiror with respect thereto shall be made.

     Section 9.03. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, heirs, executors, administrators and legal representatives. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

     Section 9.04. Entire Agreement. This Agreement and the other documents referred to herein contain the entire agreement among the parties hereto with respect to the transactions contemplated hereby, and controls and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which conflicts with, or may have related to, the subject matter hereof in any way.

     Section 9.05. Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telefax communication, by recognized overnight courier marked for overnight delivery, or by registered or certified mail, postage prepaid, addressed as follows:

          (a) If to the Company or the Shareholders, 3541 Old Conejo Road #119, Newbury Park, CA 91320-2158, Attention: David Grant (telefax number (805) 498-5237); with a copy to Richard Gee, Esq., Gee & Sunada, 655 Deep Valley Drive, Suite 125, Rolling Hills Estates, California 90274 (telefax number (310) 544-7162),

          (b) If to Acquiror, Laurel Brook Road, Middlefield, Connecticut 06455-0448, Attention: Gary K. Willis (telefax number 860-347-8372); with a copy to:
Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103,
Attention: Paul Jacobs, Esq. (telefax number 212-752-5958),

or such other addresses as shall be furnished by like notice by such party. All such notices and communications shall, when telefaxed (immediately thereafter confirmed by telephone), be effective when telefaxed, or if sent by nationally recognized overnight courier service, be effective one business day after the same has been delivered to such courier service marked for overnight delivery, or, if mailed, be effective when received.

     Section 9.06. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Connecticut, without reference to or application of any conflicts of laws principles.

     Section 9.07. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

     Section 9.08. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company, Acquiror and Shareholders owning a majority-in-interest of the outstanding shares of Company Stock. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     Section 9.09. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     Section 9.10. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

     Section 9.11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Section 9.12. Headings. The headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting any term or provision of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.


                                          ZYGO CORPORATION


                                          By: /s/ GARY K. WILLIS
                                              ---------------------------------
                                              Name:  Gary K. Willis
                                              Title: President



                                          SIGHT SYSTEMS, INC.


                                          By: /s/ DAVID GRANT
                                              ---------------------------------
                                              Name:  David Grant
                                              Title: President



                                          SHAREHOLDERS:


                                              /s/ DAVID GRANT
                                              ---------------------------------
                                                  David Grant


                                              /s/ MICHAEL A. MAHONEY
                                              ---------------------------------
                                                  Michael A. Mahoney


                                              /s/ STEVEN CHAN
                                              ---------------------------------
                                                  Steven Chan


                                              /s/ FRED M. HOUSTON
                                              ---------------------------------
                                                  Fred M. Houston

                                            SCHEDULE 1

                                                                                       Net Zygo
                                   Shares of                                         Shares Being
       Shareholder's             Company Stock       Total Zygo        Escrowed      Issued to the
           Name                   Owned (and           Shares            Zygo         Shareholder
       and Address                Being Sold)       Being Issued        Shares        at Closing
       -----------                -----------       ------------        ------        ----------
David Grant ...................    2002                201,180          10,500           190,680
3032 Camino Del Zuro
Thousand Oaks, CA. 91360

Michael A. Mahoney ............     286                 28,740           1,500            27,240
10101 Desoto Avenue #6
Chatsworth, CA. 91311

Steven Chan ...................     286                 28,740           1,500            27,240
1348 E. Hillcrest Drive #78
Thousand Oaks, CA. 91360

Fred M. Houston ...............     286                 28,740           1,500            27,240
3266 Valewood Circle
Thousand Oaks, CA. 91360
                                   -----               -------          ------           -------
         Totals ...............    2,860               287,400          15,000           272,400
                                   =====               =======          ======           =======
